TELEGROUP INC. FILES CHAPTER 11 PETITION
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                  Foreign Subsidiaries Not Part of Filing
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FAIRFIELD, Iowa, Feb. 11, 1999  Telegroup, Inc. (Nasdaq: TGRP) today announced
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it  has filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy
Code in order to facilitate a financial restructuring. The Company filed the petition late yesterday in the United States Bankruptcy Court for the District of New Jersey.

The Company also has hired a New York-based corporate turnaround specialist, Alvarez & Marsal, to guide it through the restructuring process and develop restructuring and other strategic alternatives including the possible sale of the Company. David Walsh will serve as President and Chief Operating Officer and Mark Valarde will serve as Chief Financial Officer during the restructuring of the Company. Clifford Rees will remain as the Company's chief executive officer.

Telegroup elected to pursue a Chapter 11 reorganization so that it can provide comfort to its creditors, employees, agents, carriers and customers that it will continue to operate in the normal course of business while it completes its restructuring. The Company has sought and expects to receive the Court's approval to pay for accrued and earned commissions to agents in the ordinary course and to pay agent commissions, employee salaries, wages and benefits without interruption.

The Company said its foreign subsidiaries are not part of the Chapter 11.

The Company expects that, subject to Bankruptcy Court Approval, it will receive immediate access to its cash collateral, which is adequate to support the ongoing operations of the Company and its foreign subsidiaries. In addition, the Company expects to receive additional operating funds in the form of Debtor in Possession (DIP) financing.

"Filing under Chapter 11 now is in the best interest of Telegroup and its creditors," Rees said. "This allows the Company to develop a plan of reorganization that puts it back on the right track with a reduced debt burden and improved profitability."

Telegroup said a general downturn in the capital markets caused the Company to begin looking for alternative sources of capital to refinance its maturing loans and to fully fund its business plans. Since October, the Company has been considering many financial restructuring alternatives including raising funds through public or private equity, attracting a strategic business partner, selling certain business assets or filing a petition for relief under Chapter 11 of the U.S. Bankruptcy Code. In addition, Telegroup launched a operational restructuring plan to scale back low margin wholesale business, reduce its workforce, suspend its ATM network initiative and down-size senior management.

Telegroup Inc.
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Telegroup provides national and international long distance telecommunications services, serving residential and small and medium-sized business customers in more than 200 countries worldwide. Telegroup operates a global, digital, facilities-based network, the Telegroup Intelligent Global Network (R), which consists of 25 Nortel GSP and Excel LNX voice switches in 12 countries, 23 Nortel Passport ATM switches, 6 enhanced services platforms, 26,000 miles of owned and leased capacity on digital fiber-optic cable links, and leased parallel data transmission capacity.

This press release contains certain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Telegroup's future operating performance and network expansion. Telegroup's actual results might differ materially from those projected in forward-looking statements as a result of numerous factors including without limitation, the Company's success in developing its business plan and acquiring additional financial needed to meet this plan, market competition, unforeseen operating and technical problems, regulatory uncertainties, possible delays in the full implementation of liberalization initiatives by foreign governments, foreign currency fluctuations, and changes in the U.S. and foreign tax laws. Those and other risks are described in the Company's filings with the Securities and Exchange Commission.